                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                 Synthetic Industries,L.P.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                 The Mills Law Firm
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     5) Total fee paid:

        ------------------------------------------------------------------------


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


/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     3) Filing Party:

        ------------------------------------------------------------------------

     4) Date Filed:

        ------------------------------------------------------------------------


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


                           [The Mills Law Firm letterhead]

                                                  November __, 1997

               Re: Synthetic Industries, L.P. ("the Partnership")

Dear Limited Partners:

This mailing will update you about the class action lawsuits which have been filed in Delaware and California by two of the approximately 415 limited partners we represent and give you information on other important matters.

               A SECOND COURT HAS PROHIBITED THE IMPLEMENTATION OF THE
                           GENERAL PARTNER'S PROPOSED PLAN

We previously reported to you that, on October 23, 1997, the Delaware Court of Chancery issued a preliminary injunction against the proposed "Plan of Withdrawal and Dissolution for the Partnership" ("the Proposed Plan"). ON NOVEMBER 6, 1997, THE U.S. DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA ALSO RESTRAINED THE IMPLEMENTATION OF THE PROPOSED PLAN. The District Court issued a temporary restraining order prohibiting the General Partner and the other defendants in the California case from implementing the Proposed Plan.

The District Court based its decision on entirely different grounds from those supporting the injunction issued by the Delaware Chancery Court. The District Court found that the lead plaintiff in the California case raised serious questions regarding whether the defendants violated the Limited Partnership Rollup Reform Act of 1993 ("the Rollup Reform Act"). In addition, the District Court found that serious questions were raised as to whether the defendants properly disclosed what the limited partners had to do in order to require the Proposed Plan to be approved by two-thirds in interest of the limited partners. Please see page 8 of the enclosed Proxy Statement for more details on the District Court's ruling.

              THE CALIFORNIA LAWSUIT ALLEGES THAT THE UNDERWRITTEN SALE
                                     CANNOT OCCUR

On October 31, 1997, the lead plaintiff in the California case filed a Revised Proposed First Amended and Supplemental Complaint, which contains a very important new claim. The proposed complaint alleges that the Proposed Plan does not provide limited partners who vote against the Plan certain dissenters' rights ("Dissenters' Rights") set forth in the Rollup Reform Act.

The proposed complaint further alleges that, as a result of the Proposed Plan's failure to provide Dissenters' Rights, the major stock exchanges (such as the New York Stock Exchange and the American Stock Exchange) and NASDAQ will be prohibited from listing or trading the Company's stock. The proposed complaint alleges that, consequently, the Proposed Plan's Underwritten Sale cannot take place, and the value and liquidity of the Company's stock would be substantially diminished if the Proposed Plan is allowed to be implemented by the courts. Please refer to the "Dissenters' Rights / Rights of Appraisal" section of the enclosed Proxy Statement (p. 12) for more details about these allegations.

             OUR GOAL IS TO OBTAIN FULL LIQUIDITY FOR YOU AT THE HIGHEST
                          POSSIBLE PRICE AS SOON AS POSSIBLE

WE WISH TO EMPHASIZE THAT WE DO NOT WANT THE LIQUIDATION OF THE PARTNERSHIP TO BE TIED UP IN A DRAWN-OUT LITIGATION -- WE WANT TO OBTAIN LIQUIDITY FOR YOU NOW WITH THE HIGHEST POSSIBLE RETURN. Our success at stopping the Proposed Plan is a key step toward accomplishing this goal.

We will next attempt to settle the pending lawsuits in a manner that is in the best interests of the limited partners. However, if the defendants do not agree to a settlement that we believe is in the best interests of the limited partners, we intend to work together with interested limited partners in proposing for a vote an alternative plan involving:

    -    Removal of the General Partner.

    - Appointment of a liquidating trustee to oversee the liquidation of the Partnership. This trustee would be charged with obtaining the highest possible return for your investment, including using his best efforts to realize a control premium.

The point of seeking an independent trustee is to vest the decision-making regarding the liquidation of your investment in neutral hands. As alleged in the lawsuits, our concern is that the current General Partner is affected by conflicts of interest on this issue and may not be pursuing the course of action most likely to be in YOUR best interests as a limited partner.


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


The task of the liquidating trustee would be to use his best efforts to realize a control premium for the Partnership through a change-of-control transaction such as selling the Partnership's controlling interest in the Company (or selling the Company as a whole) to a third party. If the liquidating trustee were to determine that a control premium cannot be obtained, the liquidating trustee would then PROMPTLY liquidate the Partnership in another manner calculated to maximize the return to the limited partners. To minimize any delay, these two options could be explored simultaneously.

We believe that such an alternative proposal would probably allow you to receive a HIGHER return than the General Partner's Proposed Plan, because the General Partner's Plan fails to realize a control premium for the Partnership. Our proposal to engage in a change-of-control transaction such a sale to a single buyer would likely, if successful, be CHEAPER than the General Partner's proposal because it would not involve underwriting commissions. Our alternative proposal would probably provide full liquidity SOONER than the General Partner's Proposed Plan because, even if the Proposed Plan is implemented, some of you may not receive full liquidity for your investment until approximately two years after implementation commences.(*)


                                 WE NEED YOUR SUPPORT

As alleged in the lawsuits, we believe that your interests as limited partners on the issues regarding liquidation are different from, and in conflict with, the interests of the General Partner. Therefore, we urge you not to sit idly by while the General Partner opposes us in what could be a lengthy and expensive court battle, but to affirmatively act now to protect your interests. The history of limited partnerships involves many examples where limited partners' interests were not well served by their general partners. In past cases handled by our firm, when large numbers of limited partners joined together we were able to obtain favorable results for our clients.


(*) Any such alternative proposal would require the development and filing of proxy solicitation materials with the Securities and Exchange Commission ("SEC"), review of the proxy solicitation materials by the SEC, and approval of the proposal by limited partners holding a majority of the limited partnership units. Implementing these steps could involve substantial expenses and a significant amount of time, and there is no assurance that all these steps could be completed.


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


We would like volunteers to help us with the development, presentation, and/or financing of a limited-partner-oriented alternative proposal. We do not plan to undertake the development of such an alternative proposal without the support and help of limited partners like you. If you are interested in participating, or have any comments or suggestions, please contact us.

                      PLEASE REVIEW THE ENCLOSED PROXY STATEMENT

We encourage you to review the enclosed Proxy Statement, which makes detailed disclosures about us, the two class action lawsuits that two of our clients have filed on behalf of all the limited partners, and other matters relating to the Proposed Plan. We will stay in touch and continue to update you on new developments. In the meantime, please feel free to call me at (415) 464-4770 if you wish to discuss the protection of your investment in the Partnership.

                                                  Yours very truly,
                                                  /s/ Robert W. Mills
                                                  Robert W. Mills




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


                                   PROXY STATEMENT

                               FROM: THE MILLS LAW FIRM
                                 300 DRAKE'S LANDING
                                      SUITE #155
                                 GREENBRAE, CA 94904
                                    (415) 464-4770

                TO: ALL LIMITED PARTNERS IN SYNTHETIC INDUSTRIES, L.P.

                            RE: SYNTHETIC INDUSTRIES, L.P.
                                  309 LAFAYETTE ROAD
                              CHICKAMAUGA, GEORGIA 30707

                                  NOVEMBER __, 1997



                      WHY DID WE SEND YOU THIS PROXY STATEMENT?

On October 17, 1997, we (The Mills Law Firm) sent a communication concerning the proposed "Plan of Withdrawal and Dissolution" for Synthetic Industries, L.P. ("the Proposed Plan") to the approximately 414 limited partners in Synthetic Industries, L.P. ("the Partnership") who have retained us. On October 31, 1997, we sent a communication concerning the Proposed Plan to all the limited partners in the Partnership ("the Limited Partners"). Because the Securities and Exchange Commission ("SEC") or a court may consider the October 17 and/or the October 31 communications to be "proxy solicitations" subject to the federal securities regulations, we have sent you this Proxy Statement, which makes detailed disclosures pursuant to the federal securities regulations.(1)


                                      WHO WE ARE


------------------------
(1) Rule 14a-12 of the federal securities regulations provides that a communication may be sent to security holders prior to the dissemination of a proxy statement if the communication opposes a proxy solicitation which advocates for a transaction and if certain other requirements are met. We filed our October 17 and October 31 letters with the SEC as communications made pursuant to Rule 14a-12. By doing so, and by filing and sending you this Proxy Statement and the cover letter which accompanies it, we have not conceded and do not concede that our October 17 letter, our October 31 letter, or this Proxy Statement and the cover letter to it were or are "proxy solicitations" within the meaning of the federal securities regulations.



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


We are a law firm which represents investors in limited partnerships, other types of investors, consumers, and victims of fraud throughout the nation. Our practice consists mainly of class actions dealing with breaches of fiduciary duty involving limited partnerships and trusts, with business fraud and deceptive practices, with product liability, and with environmental law.

We have been retained by approximately 415 of the Limited Partners ("the Represented Partners") -- approximately 22 percent of all the Limited Partners. Two of the Represented Partners have filed, on behalf of all the Limited Partners, class action lawsuits against the General Partner and the entities and individuals which control it.

The first lawsuit, filed in state court in Delaware ("the Delaware Lawsuit"), alleges that the defendants have breached their fiduciary duties and the Partnership Agreement in connection with the Proposed Plan and with other actions they have taken over the past four years. The second lawsuit, filed in federal court in California ("the California Lawsuit"), alleges that the defendants have violated the federal securities laws in connection with the Proposed Plan and proxy solicitations made for the Proposed Plan. While a motion for class certification has not yet been filed in either lawsuit, we anticipate that a motion for class certification will be made in one or both lawsuits.

We have a financial interest in receiving attorney's fees and costs in connection with the California and Delaware Lawsuits and our representation of the Represented Partners. It is likely that the amount of attorney's fees we could be entitled to will be higher if we increase the amount of money the Limited Partners receive in the liquidation of the Partnership. For more details about our interest in attorney's fees and costs, please refer to the section entitled "Our Financial Interest in this Matter" (p. 11).

                              ABOUT THE DELAWARE LAWSUIT

                       THE PROCEEDINGS IN THE DELAWARE LAWSUIT

The Delaware Lawsuit was filed by Dr. Dwight E. Wininger, a Represented Partner, on February 11, 1997. We are working together with a Delaware law firm, Smith, Katzenstein & Furlow LLP, in jointly prosecuting the Delaware Lawsuit on behalf of its plaintiffs.


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


The original plaintiff amended his complaint in the Delaware Lawsuit on June 11, 1997, and again on October 3, 1997. Gary T. Charlebois, a Represented Partner, became the second named plaintiff in the Delaware Lawsuit when the Delaware complaint was amended on October 3, 1997. On June 25, 1997, the defendants filed a motion to dismiss the Delaware Lawsuit. This motion has not been decided.

On September 24, 1997, the plaintiffs filed a motion for a preliminary injunction against the Proposed Plan. On October 23, 1997, THE DELAWARE CHANCERY COURT GRANTED THE PLAINTIFFS' MOTION FOR A PRELIMINARY INJUNCTION, AND ENJOINED THE DEFENDANTS FROM TAKING ANY ACTION TO IMPLEMENT THE PROPOSED PLAN.

The Chancery Court ruled on October 23 that the plaintiffs are probably correct on the Delaware Lawsuit's claims that the Proposed Plan violates the Partnership Agreement ("the Agreement"). The Chancery Court held that the Proposed Plan probably violates rights which each Limited Partner has under the Agreement to receive the same distributions (on a PRO RATA basis relative to the Limited Partner's original investment) as all other Limited Partners.

The Chancery Court also ruled on October 23 that the plaintiffs are probably correct on the Delaware Lawsuit's claims that the proposed amendments to the Agreement necessary for implementation of the Proposed Plan cannot be validly adopted unless an opinion of special counsel is obtained. The Agreement provides that this opinion of special counsel must state that the proposed amendments are legal, would not subject any Limited Partner to liability as a general partner, and would not alter the Partnership's status for tax purposes. The Agreement also provides that this opinion of special counsel must be approved by a majority in interest of the Limited Partners.

The plaintiffs had also argued that the defendants were trying to unlawfully coerce Limited Partners into voting for the Proposed Plan. The proxies sent out by the General Partner on September 19, 1997 represented that Limited Partners had to vote for the Proposed Plan in order to participate in the Proposed Plan's Underwritten Sale. After the plaintiffs alleged that the Proposed Plan was unlawfully coercive because of this voting requirement and for other reasons, the defendants sent out a letter on September 26, 1997 which stated that Limited Partners did not have to vote for the Proposed Plan in order to participate in the Underwritten Sale. However, on October 10, 1997, the defendants' proxy solicitation agent again sent out the


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


original proxies, which represented that Limited Partners did have to vote for the Proposed Plan in order to participate in the Underwritten Sale. In response, on October 16, 1997, the plaintiffs filed a brief renewing their argument that this voting requirement was unlawfully coercive. The defendants responded on October 17 by invalidating all proxies they had previously received and sending out a letter and a revised proxy which stated that Limited Partners did not have to vote for the Proposed Plan in order to participate in the Underwritten Sale. On October 23, the Chancery Court concluded that the plaintiffs' other arguments that the Proposed Plan was unlawfully coercive were not persuasive.

While the Chancery Court enjoined the defendants from taking any action to implement the Proposed Plan, the Chancery Court did not prohibit the defendants from continuing to solicit proxies or holding the special meeting which took place on November 7, 1997 ("the Special Meeting"). Defendants have appealed the Chancery Court's decision to the Delaware Supreme Court. The Delaware Supreme Court has scheduled oral argument on the defendants' appeal for December 2, 1997.

We believe that the Chancery Court's ruling will probably be upheld. However, as with any decision by a trial court, there is a possibility that the decision will be reversed.

                          THE CLAIMS OF THE DELAWARE LAWSUIT

The defendants deny and oppose the allegations of the Delaware Lawsuit. As discussed above, the Chancery Court has ruled that the plaintiffs are probably correct on the Delaware Lawsuit's claims that the Proposed Plan violates the Partnership Agreement, but THE CHANCERY COURT HAS NOT YET RULED ON THE VALIDITY OF MOST OF THE OTHER ALLEGATIONS OF THE DELAWARE LAWSUIT. The only rulings made by the Chancery Court relating to the merits of claims in the Delaware Lawsuit were the rulings made on October 23, 1997, which are described above. The central allegations of the Delaware Lawsuit that have not yet been ruled on are that:

    - The defendants have breached their fiduciary duties to the Limited Partners by failing to adequately market the Partnership's controlling interest in Synthetic Industries, Inc. ("the Company") as a block and to explore transactions which could realize a control premium for the Partnership, such as transactions involving a sale of the controlling interest to a single buyer. (Please refer to our October 31 letter for more details about this claim.)


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


    - The individual defendants -- Leonard Chill, Ralph Kenner, W. Wayne Freed, W. Gardner Wright, and Jon Beckman (collectively, "Management") -- have conflicts of interest. (The members of Management own and control the General Partner. Four of them also have executive positions with the Company which pay them substantial salaries, bonuses, and benefits, and the fifth receives $125,000 per year as a consultant to the Company. The Delaware Lawsuit alleges that Management has incentives not to explore transactions which could involve a change of control of the Company and which could thereby realize a control premium for the Partnership, because such a transaction could cause the members of Management to lose their lucrative positions with the Company. The Delaware Lawsuit also alleges that defendants Chill, Kenner, Freed, and Wright have fiduciary duties to the minority shareholders in the Company which actually or potentially conflict with their fiduciary duties to the Limited Partners.
Please refer to our October 31 letter for more about this claim.)

    - The defendants breached their fiduciary duties to the Limited Partners by causing the Partnership to approve the granting of stock options to the members of Management and to other officers and directors of the Company at an exercise price of $10.72 per share. (On November __, 1997, the Company's stock closed at __ per share.)

    - The defendants breached their fiduciary duties to the Limited Partners by causing the Company to grant defendants Chill, Kenner, Freed, and Wright employment agreements with lucrative "golden parachute" provisions which would entitle the four men to receive lump sum payments in excess of twice their annual salaries should they be terminated in connection with a change of control of the Company.

    - The defendants breached their fiduciary duties to the Limited Partners by attempting to sell all the Partnership's stock in the Company in a public offering in August 1996 prior to the announcement of significantly increased Company earnings. (This proposal was abandoned after over ten percent in interest of the Limited Partners, with our assistance, requested a Partnership meeting to vote on the proposal.)

    - The defendants breached their fiduciary duties to the Limited Partners by conducting a public offering in November 1996 of newly-issued Company stock at $13 per


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


share, prior to the announcement of significantly increased Company earnings which caused the stock price to rise. (The Delaware Lawsuit alleges that this public offering, because of its timing, unfairly diminished the value of the Partnership's stock in the Company.)

                      RELIEF REQUESTED IN THE DELAWARE LAWSUIT

    The main remedies requested by the Delaware Lawsuit are:

    -    Removal of the General Partner.

    -    Dissolution of the Partnership.

    - Appointment of a liquidating trustee charged with ensuring that the Limited Partners receive the highest possible return for their investment upon dissolution.

    - An order requiring the defendants to disgorge any profits they may receive through their stock options or the "golden parachute" provisions of their employment agreements.

    -    An injunction against the Proposed Plan.

    - A declaratory judgment stating, among other things, that the Proposed Plan would violate the Partnership Agreement and that the defendants' fiduciary duties require them to obtain the highest possible return for the Limited Partners in the liquidation of the Partnership.

    -    Compensatory damages.

    -    An award of costs of suit, including attorney's fees and expenses.

                HOW TO GET MORE INFORMATION ABOUT THE DELAWARE LAWSUIT

If you want to know more details about the Delaware Lawsuit, we will send you, upon request and free of charge, a copy of the complaint in the Delaware Lawsuit, and a copy of the transcript of the Chancery Court's October 23 ruling.

                             ABOUT THE CALIFORNIA LAWSUIT

                      THE PROCEEDINGS IN THE CALIFORNIA LAWSUIT


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

The California Lawsuit was filed by Dr. Dwight E. Wininger, a Represented Partner, on May 1, 1997, before the U.S. District Court for the Northern District of California ("the District Court"). In its initial phase, the California Lawsuit alleged that the defendants violated the federal securities laws by advocating for the Proposed Plan, in advance of the dissemination of a proxy statement, in a letter dated March 21, 1997 and a press release dated June 9, 1997. On May 23, 1997, the plaintiff moved for a preliminary injunction to remedy these alleged violations.

On August 4, 1997, the District Court issued an order which decided the May 23 motion for a preliminary injunction. The District Court ruled that the plaintiff demonstrated a likelihood of success on the merits on the California Lawsuit's claims that the defendants violated the federal securities laws in connection with their March 21 letter and their June 9 press release. The District Court's August 4 order stated that "Defendants made statements that are probably prohibited by SEC regulations." However, the District Court denied the May 23 motion for a preliminary injunction, ruling that the equities weighed against granting injunctive relief as of August 4.

On August 19, 1997, the District Court appointed plaintiff Wininger as lead plaintiff and appointed us as class counsel, though the District Curt stated that these appointments are subject to reconsideration at the time class certification is determined. On September 19, 1997, the lead plaintiff filed a motion for partial summary judgment that defendants violated federal securities regulations in connection with their March 21 letter and their June 9 press release.

On October 1, 1997, the lead plaintiff filed a motion for a temporary restraining order and a preliminary injunction to prohibit the defendants from implementing the Proposed Plan, holding the Special Meeting, or continuing to solicit proxies for the Proposed Plan. This motion also requested expedited discovery. On October 1, the lead plaintiff also filed an EX PARTE motion to amend and supplement the California Lawsuit's complaint.

On October 15, 1997, in the California Lawsuit, three Limited Partners, with the aid of another law firm, filed a motion to intervene in the California Lawsuit and a motion for a temporary restraining order. The latter motion requested that the Limited Partners be given at least 120 days to obtain an opinion of counsel. The effect of such an opinion of counsel would be to require the Proposed Plan to


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be approved by two-thirds in interest of the Limited Partners.

On October 15, 1997, the District Court issued an order ruling that good cause did not appear to amend and supplement the California Lawsuit's complaint EX PARTE and that the lead plaintiff's motion to amend and supplement the complaint was denied without prejudice to being refiled as a regularly scheduled motion. On October 31, 1997, the lead plaintiff renewed, as a regularly scheduled motion, his motion to amend and supplement the complaint, and the lead plaintiff filed a revised proposed first amended and supplemental complaint.

ON NOVEMBER 6, 1997, THE DISTRICT COURT ISSUED A TEMPORARY RESTRAINING ORDER PROHIBITING THE DEFENDANTS FROM IMPLEMENTING THE PROPOSED PLAN. The District Court did not, however, enjoin the defendants from proceeding with the Special Meeting, meaning that the lead plaintiff's motion for a temporary restraining order was granted in part and denied in part. The District Court's order stated that the District Court will consider whether to issue a preliminary injunction "if it becomes clear that the question is not moot, that is, the Court will consider whether to issue an injunction if the Proposed Plan is approved at the Special Meeting and the preliminary injunction issued by the Delaware Chancery Court is lifted."

The District Court found that the lead plaintiff raised at least two serious questions. First, the District Court found that the lead plaintiff raised serious questions as to whether the defendants properly disclosed what the Limited Partners had to do in order to require the Proposed Plan to be approved by two-thirds in interest of the Limited Partners.

Second, the District Court found that the lead plaintiff raised serious questions regarding whether the Proposed Plan is a "roll-up transaction" governed by the Limited Partnership Rollup Reform Act of 1993 ("the Rollup Reform Act"). The District Court noted that one of the requirements of the Rollup Reform Act is giving Limited Partners at least 60 days to vote on a proposed transaction, and that you were given less than 60 days to decide how to vote on the Proposed Plan.

In issuing a temporary restraining order, the District Court considered the papers filed by the three Limited Partners seeking to intervene in the California Lawsuit, though the District Court did not decide their motion to intervene. On


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November 14, 1997, the District Court issued an order requesting additional briefing relating to the Rollup Reform Act and scheduled a hearing on the lead plaintiff's motion for a preliminary injunction for December 5, 1997.

The lead plaintiff's motion for partial summary judgment is also scheduled to be heard on December 5, 1997. On November 14, 1997, the parties stipulated that the lead plaintiff's revised proposed first amended and supplemental complaint would be filed and deemed effective as of December 5, 1997.

                         THE CLAIMS OF THE CALIFORNIA LAWSUIT

The defendants deny and oppose the allegations of the California Lawsuit. THE DISTRICT COURT HAS NOT YET RULED ON THE VALIDITY OF MOST OF THE ALLEGATIONS OF THE CALIFORNIA LAWSUIT. The only rulings made by the District Court relating to the merits of claims in the California Lawsuit were the court's August 4 and November 6 orders, which are described above. The central allegations of the California Lawsuit are that:

    - Because the defendants' Proposed Plan does not provide to Limited Partners the dissenters' rights described in the Rollup Reform Act, major stock exchanges (such as the New York Stock Exchange and the American Stock Exchange) and the NASDAQ will be prohibited from listing or trading the Company's stock. (The California Lawsuit alleges that, as a result, the Underwritten Sale cannot be implemented, and the value and liquidity of the Company's stock will be substantially diminished if the courts allow the Proposed Plan to proceed.)

    - Defendants failed to adequately disclose their conflicts of interest to the Limited Partners.

    - Defendants failed to disclose that the Partnership could receive a control premium by engaging in a transaction involving a sale or other block transfer of its controlling interest in the Company.

    -    Defendants failed to adequately disclose that, under the Proposed
Plan, the underwriters of the Underwritten Sale would have an option to purchase up to 450,000 shares of newly issued Company stock and sell these shares in the Underwritten Sale.

    - Defendants violated the Rollup Reform Act by not giving you at least 60 days to vote on the Proposed Plan.

    - Defendants failed to disclose what the Limited Partners had to do in order to require the Proposed Plan to be approved by two-thirds in interest of the Limited Partners.

    - Defendants falsely represented that upon the liquidation and termination of the Partnership, after a priority return is reached, the General Partner would be entitled to 100% of the profits of the Partnership until the ratio of the aggregate capital accounts of all partners reached 30% for the General Partner and 70% for the Limited Partners. (The California Lawsuit alleges that the General Partner has no right to receive 100% of the profits of the Partnership at any time and only has the right to receive 30% of the profits of the Partnership after the priority return is reached.)

    - Defendants violated the federal securities laws by making numerous false and misleading statements and failing to disclose many material facts (in addition to the alleged nondisclosures described above) in the proxy solicitations they sent to you on or after September 19, 1997.

    - Defendants violated the federal securities laws by advocating in favor of the Proposed Plan, prior to disseminating a proxy statement, in their March 21 letter and their June 9 press release.

                      RELIEF REQUESTED IN THE CALIFORNIA LAWSUIT

               The main remedies requested by the California Lawsuit are:

    -    An injunction against the Proposed Plan.

    - A declaratory judgment stating that the defendants have violated the federal securities laws.

    - A declaratory judgment stating that the Proposed Plan is a "roll-up transaction" within the meaning of the Rollup Reform Act and the regulations promulgated pursuant to that Act.

    -    Damages, as according to proof.

    -    An award of costs of suit, including attorney's fees and expenses.

               HOW TO GET MORE INFORMATION ABOUT THE CALIFORNIA LAWSUIT

If you wish, you can obtain more details about the California Lawsuit through the internet by going to http://securities.stanford.edu/cases/si_mgt.html. In addition, upon request and free of charge, we will mail you a copy of the revised proposed first amended and supplemental complaint in the California Lawsuit, a copy of the District Court's August 4 order, and a copy of the District Court's November 6 order.

                  PREPARATION AND FINANCING OF THIS PROXY STATEMENT

This Proxy Statement is from us (The Mills Law Firm), not from the Partnership or the General Partner. We (The Mills Law Firm) paid for the cost of preparing and mailing this Proxy Statement, the cover letter accompanying it, our October 17 letter, and our October 31 letter.

                        OUR FINANCIAL INTEREST IN THIS MATTER

In connection with our representation of the Represented Partners (including our representation of Represented Partners in the Delaware Lawsuit, the California Lawsuit, and/or with respect to the preparation and dissemination of communications to the Limited Partners), we may receive attorney's fees and reimbursement for the costs we incur relating to such representation. The costs for which we may be reimbursed may include the costs incurred in connection with the preparation and dissemination of our October 17 letter, our October 31 letter, this Proxy Statement, and the accompanying materials. We may receive attorney's fees and costs through an award of fees and costs by a court or based on contingency fee agreements we have with the other Represented Partners.

We have a financial incentive to increase the return you receive for your investment as much as possible, because doing so would be likely to increase the amount of attorney's fees we would be entitled to. The contingency fee agreements between us and the Represented Partners provide that our attorney's fees go up in proportion to the amount the Represented Partners receive in the liquidation of the Partnership. Similarly, in class actions, courts often, but not always, award attorney's fees in proportion to the benefit generated by the attorneys on behalf of the class.

Neither The Mills Law Firm, nor any of its attorneys or other employees, own any Units in the Partnership. Neither


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


The Mills Law Firm, nor any of its attorneys or other employees, have any financial interest relating to the Partnership other than the interest in attorney's fees and costs disclosed above.

                            THE VOTE ON THE PROPOSED PLAN

The Special Meeting of the Partnership at which the Proposed Plan was voted on occurred on November 7, 1997, at 10:00 a.m., at the offices of Synthetic Industries in Chickamauga, Georgia. The Special Meeting had originally been scheduled for October 24, 1997, and was postponed to November 7, 1997.
According to the General Partner, 70.72% of the outstanding limited partnership units were voted in favor of the Proposed Plan, 13.53% were voted against the Proposed Plan, and 0.61% abstained. The California Lawsuit alleges, as described in more detail in the next section, that the affirmative vote received was insufficient to satisfy dissenters' rights requirements of the Rollup Reform Act because less than 75 percent of the outstanding units were voted in favor of the Proposed Plan.

                       DISSENTERS' RIGHTS / RIGHTS OF APPRAISAL

The Partnership Agreement and Delaware law do not give Limited Partners any rights of appraisal or similar rights of dissenters with respect to the Proposed Plan. However, the California Lawsuit alleges that the Limited Partnership Rollup Reform Act of 1993 ("the Rollup Reform Act") will effectively prevent the Proposed Plan's Underwritten Sale from proceeding because the Proposed Plan fails to provide certain dissenters' rights to Limited Partners who vote against the Proposed Plan.

The Rollup Reform Act requires all registered national securities exchanges - such as the New York Stock Exchange ("the NYSE") and the American Stock Exchange ("the AMEX") - to adopt rules prohibiting the exchanges from listing any security issued in a roll-up transaction unless the transaction provides the dissenters' rights enumerated in the Rollup Reform Act ("Dissenters' Rights"). Similarly, the Rollup Reform Act requires all registered national securities associations, such as the National Association of Securities Dealers ("the NASD"), to adopt rules prohibiting their members from participating in roll-up transactions where Dissenters' Rights are not provided. Moreover, the Reform Act requires registered national securities associations to adopt rules prohibiting the quotation on automated interdealer quotation systems which are sponsored by registered national securities associations (such as the


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


NASDAQ, which is sponsored by the NASD) of securities issued in roll-up transactions where Dissenters' Rights were not provided.

The rules required by the Rollup Reform Act have been adopted by the NYSE, the AMEX, numerous other major stock exchanges (including the Chicago Stock Exchange, the Cincinnati Stock Exchange, the Pacific Stock Exchange, the Chicago Board Options Exchange, the Boston Stock Exchange, and the Philadelphia Stock Exchange), and the NASD. Therefore, unless Dissenters' Rights are provided, the NYSE, the AMEX, and other registered national securities exchanges are not permitted to list securities issued in a roll-up transaction, the NASDAQ is prohibited from providing quotes for such securities, and broker/dealers who are members of a registered national securities association such as the NASD are not permitted to participate in the roll-up transaction.

The Dissenters' Rights which must thus effectively be provided under the Rollup Reform Act are that limited partners who vote against a roll-up transaction must be given one of the following rights:

               (i)   an appraisal and compensation;

               (ii) retention of a security under substantially the same terms and conditions as the original issue;

               (iii) approval of the limited partnership rollup transaction by not less than 75 percent of the outstanding securities of each of the participating limited partnerships;

               (iv) the use of a committee of limited partners that is independent . . . of the general partner or sponsor, that has been approved by a majority of the outstanding units of each of the participating limited partnerships, and that has such authority as is necessary to protect the interest of limited partners, including the authority to hire independent advisors, to negotiate with the general partner or sponsor on behalf of the limited partners, and to make a recommendation to the limited partners with respect to the proposed transaction; or

               (v) other comparable rights that are prescribed by rule [of the registered national securities exchange or registered national securities association trading the security] and that are designed to protect dissenting limited partners.


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


The California Lawsuit alleges that the Proposed Plan is a roll-up transaction which is subject to the Rollup Reform Act. The California Lawsuit further alleges that the Proposed Plan does not provide Dissenters' Rights because less than 75 percent of the outstanding limited partnership units were voted in favor of the Proposed Plan and none of the other options set forth in the Rollup Reform Act for providing Dissenters' Rights were satisfied.

The California Lawsuit alleges that, as a result, THE PROPOSED PLAN'S UNDERWRITTEN SALE CANNOT TAKE PLACE, since it would require the participation of the NASD and the major stock exchanges. The California Lawsuit also alleges that, due to the Rollup Reform Act, IMPLEMENTATION OF THE PROPOSED PLAN WOULD CAUSE THE COMPANY'S STOCK - the stock that would be distributed in the Proposed Plan's Dissolution phase - TO NO LONGER BE TRADED OR LISTED ON THE NYSE, THE AMEX, THE OTHER MAJOR EXCHANGES, AND THE NASDAQ.

                                ADDITIONAL INFORMATION

If you would like to discuss your investment in the Partnership, please do not hesitate to contact us at (415) 464-4770. Also, additional information relating to the Proposed Plan, the Company, and the Partnership appears in the Joint Proxy Statement and Prospectus sent to you by the General Partner on September 19, 1997.

                                        /s/ Robert W. Mills
                                        -------------------
                                        (Robert W. Mills)



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